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                                                                    EXHIBIT 12.1

                 SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

                       RATIO OF EARNINGS TO FIXED CHARGES
                             (AMOUNTS IN THOUSANDS)

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                                                            SIX
                                                          MONTHS
                                                           ENDED
                                                           JULY                      YEAR ENDED JANUARY 31,
                                                            31,      ------------------------------------------------------
                                                           1997        1997        1996        1995       1994       1993
                                                          -------    --------    --------    --------    -------    -------
Income before income taxes.............................   $63,998    $113,209    $102,314    $ 79,706    $69,828    $60,105
Less:
  Undistributed income in equity investments...........      (892)     (2,252)        (52)       (287)                  (27)
Add:
  Losses in equity investments.........................                                                      736
  Minority interest in consolidated subsidiary with
    fixed charges .....................................     2,695
  Interest on indebtedness.............................     2,853       4,925       4,529       3,468      2,966      2,841
  Portion of rent expense representative of the
    interest factor....................................    12,210      22,550      20,883      19,318     18,880     17,837
                                                          -------     -------    --------    --------    -------    -------
Income, as adjusted....................................   $80,864    $138,432    $127,674    $102,205    $92,410    $80,756
                                                          =======     =======    ========    ========    =======    =======
Fixed Charges:
  Interest on indebtedness.............................   $ 2,853    $  4,925    $  4,529    $  3,468    $ 2,966    $ 2,841
  Portion of rent expense representative of the
    interest factor....................................    12,210      22,550      20,883      19,318     18,880     17,837
                                                          -------     -------    --------    --------    -------    -------
Fixed Charges..........................................   $15,063    $ 27,475    $ 25,412    $ 22,786    $21,846    $20,678
                                                          =======     =======    ========    ========    =======    =======
Ratio of Earnings to Fixed Charges.....................       5.4         5.0         5.0         4.5        4.2        3.9
                                                          =======     =======    ========    ========    =======    =======
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